Lucas Energy, Inc. 10-Q

Exhibit 10.17

AMENDMENT DATED AUGUST 12, 2015, TO THE SECOND AMENDED

LETTER LOAN AGREEMENT AND THE SECOND AMENDED

PROMISSORY NOTE, BOTH DATED NOVEMBER 13, 2014

This Amendment to that certain Second Amended Letter Loan Agreement and that certain Second Amended Promissory Note, both dated November 13, 2014, between Lucas Energy, Inc. (“LEI”), and Louise H. Rogers, an individual as her separate property (“Rogers”), is entered into and made effective on this 12th day of August, 2015. This document is referred to as the “Amendment.”

Recitals

On or about November 13, 2014, LEI and Rogers (collectively, the “Parties”) entered into the Second Amended Letter Loan Agreement (“2d LLA”) and the Second Amended Promissory Note (“2d Note”).

The Parties desire to extend the Maturity Date and make certain additional amendments to the 2d LLA and the 2d Note as set forth below.

All capitalized terms in this Amendment shall have the meaning given in this document, and if not defined in this document, they shall have the meaning given in the 2d LLA in its Schedule A entitled “Definitions.”

Terms of Amendment

In recognition of the facts set forth above and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged by the Parties, the Parties agree as follows:

1.      The term “Maturity Date” in the 2d LLA and the 2d Note (and in any of the other Loan Documents) which is currently August 13, 2015, is amended to be September 13, 2015, effective as of the date of this Amendment.

2.      LEI shall reprice the 11,195 warrants (this quantity is already adjusted for LEI’s reverse stock split that occurred on July 15, 2015) issued to Robertson Global Credit, LLC, pursuant to Section 5(a)(xv) of the 2d LLA, to $0.01 per share, effective as of the date of this Amendment.

3.      LEI shall, as soon as practicable but in no event later than September 1, 2015, begin using a single lockbox or locked account for all of its revenues and expenses and shall provide counsel for Rogers a monthly statement of this account. The September 1, 2015, date is subject to cooperation of bank personnel only, and LEI agrees to use its best efforts to accomplish the locked account by September 1, 2015. If a delay beyond September 1, 2015, in setting up the locked account occurs that is caused by lack of cooperation or of prompt attention by LEI personnel, then this shall constitute a breach of and shall be considered an event of default of this Amendment and of the 2d LLA and 2d Note.

4.      LEI shall provide to counsel for Rogers a true copy of a written consent or minutes of a Board meeting of LEI approving the above terms promptly but no later than Monday, August 17, 2015. Failure to timely provide the consent shall nullify and void this Amendment.

Amendment Dated August 12, 2015, to the Second Amended Letter Loan Agreement And the Second Amended Promissory Note, Both Dated November 13, 2014 Rogers-LEI/August 12, 2015	Page 1 of 2

5.      Except as set forth in this Amendment, the 2d LLA and the 2d Note shall remain in full force and effect with no other modifications or amendments.

6.      In entering into this Amendment, Rogers expressly does not waive any past events of default by LEI, and expressly retains her right to pursue her remedies for those defaults if and when she so chooses.

This Amendment is intended to be a part of the 2d LLA and the 2d Note (and all of the other Loan Documents), effective as of August 12, 2015.

LEI and Rogers have duly executed this Amendment as of this 12th day of August, 2015.

Lucas Energy, Inc.

By:	/s/ Anthony C. Schnur	/s/ Louise H. Rogers/by Sharon E. Conway as attorney-in-fact
	Anthony C. Schnur, Chief Executive Officer	Louise H. Rogers, as her separate property/By Sharon E. Conway as her attorney-in-fact

Amendment Dated August 12, 2015, to the Second Amended Letter Loan Agreement And the Second Amended Promissory Note, Both Dated November 13, 2014 Rogers-LEI/August 12, 2015	Page 1 of 2